UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2007

SILICON STORAGE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

California	000-26944	77-0225590
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1171 Sonora Court Sunnyvale, California		94086
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 735-9110

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2007, Silicon Storage Technology, Inc. paid a bonus of $80,940 to Yaw Wen Hu, our Executive Vice President and Chief Operating Officer and a bonus of $22,942 to Chen Lung Tsai, our Senior Vice President, Worldwide Backend Operations.  The amount of the bonus was equal to the withholding tax due on the gain between the exercise price and the market price of certain non-qualified stock options exercised by Dr. Hu and Mr. Tsai that were due to expire during 2007.  The stock options were originally incentive stock options but have been reclassified to non-qualified status due to a change in their measurement date as a result of our review of our historical stock option practices. The shares underlying such stock options were not sold during 2007 due to our inability to file our periodic reports with the Securities and Exchange Commission during 2007.  We are required to withhold and remit these amounts pursuant to the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 28, 2007, the Board of Directors amended Section 51 of our Amended and Restated Bylaws to provide that shares of our capital stock may be either certificated or uncertificated. The amendment was required in order to comply with the requirement that NASDAQ-listed securities be eligible for a Direct Registration Program by January 1, 2008. A Direct Registration Program permits an investor’s ownership to be recorded and maintained on the books of the issuer or the transfer agent without the issuance of a physical stock certificate. To be eligible, an issuer is required to use a transfer agent that meets The Depository Trust Company’s requirements for direct registered securities. Further, the transfer agent must instruct The Depository Trust Company to designate the issuer’s securities as “direct registered eligible securities.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit Number	Description
3.2	Amended and Restated Bylaws of Silicon Storage Technology, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated  January 7, 2008

SILICON STORAGE TECHNOLOGY, INC.

By:	/s/ Bing Yeh
Bing Yeh
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
3.2	Amended and Restated Bylaws of Silicon Storage Technology, Inc.